As filed with the Securities and Exchange Commission on February 27, 2018
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)
Maryland	13-3717318
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

See Additional Registrant Table

One Penn Plaza, Suite 4015
New York, NY 10119
(212) 692-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

T. Wilson Eglin
President and Chief Executive Officer
One Penn Plaza, Suite 4015
New York, NY 10119-4015
(212) 692-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
Elizabeth H. Noe
Paul Hastings LLP
1170 Peachtree Street, N.E. Suite 100
Atlanta, GA 30309
(404) 815-2287
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)
Smaller reporting company ☐		Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per unit(1)(2)(3)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(3)
Shares of beneficial interest classified as common stock, par value $0.0001 per share				$0
Shares of beneficial interest classified as preferred stock, par value $0.0001 per share				$0
Debt securities				$0
Guarantees of debt securities(4)
Depositary shares representing preferred shares of beneficial interest, par value $0.0001 per share(5)				$0
Warrants				$0
Subscription Rights				$0
Units(6)				$0

(1)
Omitted pursuant to Form S-3 General Instruction II.E.

(2)
An unspecified number or amount of shares of beneficial interest classified as common stock, par value $0.0001 per share (“common shares”), shares of beneficial interest classified as preferred stock, par value $0.0001 per share (“preferred shares”), debt securities, depositary shares representing preferred shares of beneficial interest, par value $0.0001 per share (“depositary shares”), warrants, subscription rights and units is being registered as may from time to time be issued at indeterminate prices. This Registration Statement also includes such indeterminable amount of  (i) securities of each identified class as may be issued from time to time upon exercise of warrants or conversion or exchange of convertible or exchangeable securities being registered hereunder and (ii) additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933.

(3)
Deferred in reliance upon Rule 456(b) and Rule 457(r). In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(4)
Pursuant to Rule 457(n), no separate fee will be payable with respect to the guarantees of debt securities.

(5)
Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional preferred share and will be evidenced by a depositary receipt.

(6)
Each unit will be issued under a unit agreement and will represent an interest in one or more common shares, preferred shares, debt securities, subscription rights, depositary shares, warrants and any combination of such securities.

ADDITIONAL REGISTRANT TABLE
Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Lepercq Corporate Income Fund L.P.	Delaware	6500	13-3779859	One Penn Plaza, Suite 4015, New York, NY 10119-4015 (212) 692-7200

PROSPECTUS
Lexington Realty Trust
Common Shares of Beneficial Interest Classified as Common Stock
Preferred Shares of Beneficial Interest Classified as Preferred Stock
Debt Securities
Guarantees of Debt Securities
Depositary Shares
Warrants
Subscription Rights
Units
We are Lexington Realty Trust, a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland, that acquires, owns and manages a diversified portfolio of equity investments in single-tenant commercial properties. A majority of these properties are subject to net or similar leases, where the tenant bears all or substantially all of the costs, including cost increases, for real estate taxes, utilities, insurance and ordinary repairs. Our executive offices are located at One Penn Plaza, Suite 4015, New York, NY 10119-4015, and our telephone number is (212) 692-7200.
This prospectus contains a general description of the equity and debt securities that we may offer for sale. We may from time to time offer, in one or more series or classes, separately or together, the following:
•
common shares of beneficial interest classified as common stock (“common shares”);

•
preferred shares of beneficial interest classified as preferred stock (“preferred shares”);

•
debt securities which may be either senior debt securities or subordinated debt securities (“debt securities”);

•
Guarantees of debt securities;

•
depositary shares representing preferred shares (“depositary shares”);

•
warrants;

•
subscription rights; or

•
units consisting of combinations of any of the foregoing (“units”).

We will offer our securities in amounts, at prices and on terms to be determined at the time we offer those securities. The debt securities we offer may potentially be guaranteed by our subsidiary, Lepercq Corporate Income Fund L.P. We will provide the specific terms of the securities in supplements to this prospectus. We are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The specific terms of the securities may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities that may be appropriate to preserve our status as a REIT. To ensure that we maintain our qualification as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, ownership of our equity securities by any person is subject to certain limitations. See “Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions,” in this prospectus.
The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
In addition, certain selling shareholders to be identified from time to time in a prospectus supplement may sell our securities that they own. We will not receive any of the proceeds from the sale of our securities by selling shareholders.
Our common shares and our 6.50% Series C Cumulative Convertible Preferred Stock, or Series C Preferred Shares, are traded on The New York Stock Exchange under the symbols “LXP” and “LXPPRC”, respectively. On February 22, 2018, the last reported sale price of our common shares, as reported on The New York Stock Exchange, was $8.15 per share.
INVESTING IN OUR SECURITIES INVOLVES RISKS. IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, WE IDENTIFY AND DISCUSS RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. SEE “RISKS FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS. INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS. BEFORE BUYING OUR SECURITIES, YOU SHOULD READ AND CONSIDER THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN THE PROSPECTUS SUPPLEMENTS OR ANY OFFERING MATERIAL RELATING TO ANY SPECIFIC OFFERING, AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 27, 2018

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, using a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings and selling securityholders may from time to time offer such securities owned by them. This prospectus provides you with a general description of the securities that may be offered by us and/or selling securityholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing additional information about us and/or selling securityholders and the terms of the offering of the securities. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement or amendment may also add, update or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.
This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please refer to the actual exhibit for a complete description of these matters.
You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” Federal securities laws and the SEC’s rules and regulations require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including annual, quarterly and current reports) for both Lexington Realty Trust and our guarantor subsidiary, Lepercq Corporate Income Fund L.P., as further described under the heading “Where You Can Find More Information.”
Information incorporated by reference from filings with the SEC after the date of this prospectus or after the date of any prospectus supplement, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update or change information included or incorporated by reference in this prospectus or any prospectus supplement. Any statement contained in this prospectus, any prospectus supplement or in any document incorporated by reference will be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded will not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the respective covers of this prospectus and any such prospectus supplement.
We have not authorized anyone else to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement as if we had authorized it. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus or any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

All references to the “Company,” “we,” “our” and “us” in this prospectus mean Lexington Realty Trust and its consolidated subsidiaries, including Lepercq Corporate Income Fund L.P. and its consolidated subsidiaries, except as otherwise provided or where it is made clear that the term means only Lexington Realty Trust. All references to “the operating partnership” or “LCIF” in this prospectus mean Lepercq Corporate Income Fund L.P. When we use the term “LXP” in this prospectus, we are referring to Lexington Realty Trust by itself and not including any of its subsidiaries. References to “common shares” or similar references refer to the shares of beneficial interest classified as common stock, par value $0.0001 per share, of LXP, and references to “OP units” or similar references refer to the limited partnership units of LCIF. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION
This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects,” “may,” “plans,” “predicts,” “will,” “will likely result” or similar expressions. Readers should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. In particular, among the factors that could cause actual results, performances or achievements to differ materially from current expectations, strategies or plans include, among others:
•
changes in economic conditions generally and the real estate market specifically;

•
adverse developments with respect to our tenants;

•
impairments in the value of our real estate investments;

•
failure to consummate the transactions described in this prospectus or the failure of any transactions to perform to our expectations;

•
legislative/regulatory/accounting changes, including changes to laws governing and policies and guidelines applicable to the taxation of REITs;

•
any material legal proceedings;

•
availability of debt and equity capital;

•
increases in real estate construction costs;

•
competition;

•
changes in interest rates;

•
supply and demand for properties in our current and proposed market areas;

•
a downgrade in our credit ratings; and

•
the other risk factors set forth in our Annual Report on Form 10-K filed with the SEC on February 27, 2018, the section entitled “Risk Factors” beginning on page 5 of this prospectus and the other documents incorporated by reference herein, including documents that we file with the SEC in the future that are incorporated by reference herein.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Accordingly, there is no assurance that our expectations will be realized.

OUR COMPANY
LXP is a REIT formed under the laws of the state of Maryland as a real estate investment trust that owns a diversified portfolio of equity investments in single-tenant commercial properties. A majority of these properties are subject to net or similar leases, where the tenant bears all or substantially all of the costs, including cost increases, for real estate taxes, utilities, insurance and ordinary repairs. However, certain leases provide that the landlord is responsible for certain operating expenses.
LCIF, our operating partnership, was formed as a limited partnership on March 14, 1986 under the laws of the State of Delaware to invest in existing real estate properties net leased to corporations or other entities.
The purpose of LCIF includes the conduct of any business that may be conducted lawfully by a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, except that the partnership agreement of LCIF requires business to be conducted in such a manner that will permit LXP to continue to be classified as a REIT under the Code, unless LXP ceases to qualify as a REIT for reasons other than the conduct of the business of LCIF.
LXP is the sole equity owner of  (1) Lex GP-1 Trust, or Lex GP, a Delaware statutory trust, which is the general partner of LCIF and (2) Lex LP-1 Trust, or Lex LP, a Delaware statutory trust. LXP, through Lex GP and Lex LP, holds, as of December 31, 2017, approximately, 96.0% of the outstanding OP units in LCIF. The remaining OP units in LCIF are beneficially owned by E. Robert Roskind, Chairman of LXP, and certain non-affiliated investors. As the sole equity owner of the general partner of LCIF, LXP has the ability to control all of the day-to-day operations of LCIF subject to the terms of LCIF’s partnership agreement.
The business of LCIF is substantially the same as the business of LXP and includes investment in single-tenant assets, except that LCIF is dependent on LXP for management of its operations and future investments. LCIF does not have any employees, any executive officers or a board of directors. LXP also invests in assets and conducts business directly and through other subsidiaries. LXP allocates investments to itself and its other subsidiaries or to LCIF as it deems appropriate and in accordance with certain obligations under the LCIF partnership agreement with respect to allocations of nonrecourse liabilities.
Neither LXP nor Lex GP receives any compensation for Lex GP’s services as the general partner of LCIF. Lex GP and Lex LP, however, as partners in LCIF, have the same right to allocations and distributions as other partners of LCIF. In addition, LCIF reimburses Lex GP and LXP for all expenses incurred by them related to the ownership and operation of, or for the benefit of, LCIF. In the event that certain expenses are incurred for the benefit of LCIF and other entities (including LXP and its other subsidiaries), such expenses are allocated by LXP, as sole equity owner of Lex GP, the general partner of LCIF, to LCIF in proportion to gross rental revenue. LXP has guaranteed the obligations of LCIF in connection with the redemption of OP units pursuant to the LCIF partnership agreement.
The principal executive offices for LXP and LCIF are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015; our telephone number is (212) 692-7200.

RISK FACTORS
Investing in our securities involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. You should carefully consider the risks described and discussed under the caption “Risk Factors” included in LXP’s and LCIF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 27, 2018, which is incorporated by reference in this prospectus, and in any other documents incorporated by reference in this prospectus, including without limitation any updated risks included in our subsequent periodic reports incorporated by reference herein. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the Commission in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

USE OF PROCEEDS
Unless otherwise described in any applicable prospectus supplement, we intend to use the net proceeds from our sale of the securities for general corporate purposes, which may include the repayment of outstanding indebtedness, the improvement of certain properties already in our portfolio or the acquisition of additional assets. Unless otherwise described in any applicable prospectus supplement, we will not receive the proceeds of sales by selling securityholders, if any. Further details relating to the use of net proceeds from any specific offering will be described in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
The following table sets forth the ratios of earnings to combined fixed charges and preferred share dividends of LXP and LCIF for each of the last five fiscal years. The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by fixed charges and preferred share dividends. For these purposes, “earnings” consist of income (loss) before provision for income taxes, noncontrolling interest, equity in earnings (losses) of non-consolidated entities and discontinued operations, plus fixed charges (excluding capitalized interest) and cash received from joint ventures. “Fixed charges” consist of interest expense, including capitalized interest and the amortization expense on debt issuance costs. This information is given on an historical basis.
LXP:
	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends(1)	1.96	1.80	2.00	1.37	N/A

(1)
Ratio is below 1.0, deficit of  $28.9 million existed at December 31, 2013.

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges(1)	2.12	1.93	2.13	1.46	N/A

(1)
Ratio is below 1.0, deficit of  $19.1 million existed at December 31, 2013.

LCIF:
	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges(1)	1.18	N/A	2.43	2.43	1.70

(1)
Ratio is below 1.0, deficit of  $4.8 million existed at December 31, 2016.

DESCRIPTION OF OUR COMMON SHARES
The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our Declaration of Trust and our By-Laws, each as supplemented, amended or restated, and each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” in this prospectus.
This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement.
General
Under our Declaration of Trust, we have the authority to issue up to 1,000,000,000 shares of beneficial interest, par value $0.0001 per share, of which 400,000,000 shares are classified as common shares, 500,000,000 are classified as excess stock, or excess shares, and 100,000,000 shares are classified as preferred shares. As of February 22, 2018, we had issued and outstanding 240,767,878 common shares.
Terms
Subject to the preferential rights of any other shares or class or series of our equity securities and to the provisions of our Declaration of Trust regarding excess shares, holders of common shares are entitled to receive dividends on such common shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class of shares having a preference on distributions in liquidation, dissolution or winding up of us will be entitled.
Subject to the provisions of our Declaration of Trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as otherwise provided in our Declaration of Trust with respect to any other class or series of shares, the holders of common shares will possess exclusive voting power. In uncontested elections of trustees at a meeting duly called at which a quorum is present, the affirmative vote of a majority of the total votes cast by shareholders entitled to vote is sufficient to elect a trustee nominee. In contested elections at a meeting duly called at which a quorum is present, a plurality of votes cast by shareholders entitled to vote is required for the election of a trustee. A majority of the votes cast means that the number of shares voted “for” a trustee nominee must exceed the number of votes cast “against” or “withheld” with respect to such trustee nominee. Votes “against” or “withheld” with respect to a nominee will count as votes cast with respect to that nominee, but “abstentions” and broker non-votes with respect to that nominee will not count as votes cast with respect to that nominee. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining common shares will not be able to elect any trustees.
Subject to the provisions of our Declaration of Trust regarding excess shares, holders of common shares have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of our securities.
We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent registered public accounting firm.
Subject to the provisions of our Declaration of Trust regarding excess shares, all of the common shares have equal dividend, distribution, liquidation and other rights and generally have no preference, appraisal or exchange rights.
Restrictions on Ownership
For us to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, among other purposes, our Declaration of Trust contains restrictions on the ownership and transfer of our shares. See “Restrictions on Transfers of Shares of Capital Stock and Anti-Takeover Provisions.”
Transfer Agent
As of the date of this prospectus, the transfer agent and registrar for the common shares is Computershare Shareowner Services, or Computershare.

DESCRIPTION OF OUR PREFERRED SHARES
The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our Declaration of Trust (including any applicable articles supplementary, amendment or annex to our Declaration of Trust designating the terms of a series of preferred shares) and our By-Laws, each as supplemented, amended or restated, and each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” in this prospectus.
General
Under our Declaration of Trust, we have the authority to issue up to 100,000,000 preferred shares, of which 3,100,000 shares are classified as Series C Preferred Shares. As of the date of this prospectus, we have issued and outstanding 1,935,400 Series C Preferred Shares and have no other outstanding series of preferred shares.
Subject to limitations prescribed by Maryland law and our Declaration of Trust, our board of trustees is authorized to classify and reclassify any unissued shares and to set the number of shares constituting each class or series of preferred shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The preferred shares will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights, unless determined by our board of trustees. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the then-current market price of their shares.
Terms
Reference is made to the applicable prospectus supplement relating to the preferred shares offered thereby for specific terms, including:
(1)
the title and stated value of the preferred shares;

(2)
the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

(3)
the voting rights, if any, of the holders of the preferred shares;

(4)
the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

(5)
the date from which dividends on the preferred shares will accumulate, if applicable;

(6)
the provisions for a sinking fund, if any, for the preferred shares;

(7)
the provisions for redemption, if applicable, of the preferred shares;

(8)
any listing of the preferred shares on any securities exchange;

(9)
the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

(10)
a discussion of material federal income tax considerations applicable to the preferred shares;

(11)
the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

(12)
any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

(13)
any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT; and

(14)
any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank
Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up: (i) senior to all classes or series of common shares, and to all equity securities ranking junior to the preferred shares; (ii) on a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and (iii) junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term “equity securities” does not include convertible debt securities.
Dividends
Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when, as and if authorized by our board of trustees and declared by us, out of assets legally available for payment. Dividends will be paid at such rates and on such dates as will be set forth in the applicable prospectus supplement. Dividends will be payable to the holders of record of preferred shares as they appear on our share transfer books at the close of business on the applicable record dates fixed by our board of trustees. Dividends on any series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.
Redemption
If so provided in the applicable prospectus supplement, the preferred shares offered thereby will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms and conditions, at the times and at the redemption prices set forth in such prospectus supplement.
Liquidation Preference
Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment will be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares as to rights upon our liquidation, dissolution or winding up, the holders of our preferred shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

If we consolidate, convert or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
Unless otherwise from time to time required by law, or as otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.
Conversion Rights
The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.
Restrictions on Ownership
For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, among other purposes, our Declaration of Trust contains restrictions on the ownership and transfer of our shares, including our preferred shares, and the prospectus supplement relating to a class or series of preferred shares may contain additional provisions restricting the ownership and transfer of such class or series of preferred shares. See “Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions.”
Transfer Agent
As of the date of this prospectus, the transfer agent and registrar for our Series C Preferred Shares is Computershare. The transfer agent and registrar for our other series of preferred shares will be set forth in the applicable prospectus supplement.
Terms of Our 6.50% Series C Cumulative Convertible Preferred Stock
General.   In December 2004 and January 2005, we sold an aggregate 3,100,000 Series C Preferred Shares. The Series C Preferred Shares are convertible into common shares and are listed on the New York Stock Exchange under the symbol “LXPPRC.” As of the date of this prospectus, 1,935,400 Series C Preferred Shares remain outstanding.
Dividends.   Subject to the preferential rights of the holders of any class or series of shares ranking senior to the Series C Preferred Shares as to dividends, the holders of the Series C Preferred Shares are entitled to receive, when, as and if authorized by the board of trustees and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 6.50% per annum of the $50.00 liquidation preference per share (equivalent to $3.25 per year per share).
Liquidation Preference.   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of us, holders of the Series C Preferred Shares (and of the excess shares converted from Series C Preferred Shares, if any) will have the right to be paid out of our assets legally available for distribution to our shareholders $50.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares and any other shares ranking junior to the Series C Preferred Shares as to liquidation rights. The rights of the holders of the Series C Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our capital shares ranking, as to liquidation rights, on a parity with the Series C Preferred Shares. The consolidation or merger of LXP with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of the affairs of us.

Redemption.   We may not redeem the Series C Preferred Shares unless necessary to preserve our status as a REIT.
Conversion Rights.   The Series C Preferred Shares may be converted by the holder, at its option (the “Optional Conversion”), into common shares, at a conversion rate of 2.4339 common shares per $50.00 liquidation preference, as of the date of this prospectus, which is equivalent to a conversion price of approximately $20.54 per common share (subject to adjustment in certain events).
Company Conversion Option.   We may, at our option, cause the Series C Preferred Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate (the “Company Conversion Option”) in the following circumstances. We may exercise our conversion right only if, for at least twenty (20) trading days within any period of thirty (30) consecutive trading days (including the last trading day of such period), the closing price of the common shares equals or exceeds 125% of the then prevailing conversion price of the Series C Preferred Shares. In addition, if there are fewer than 25,000 Series C Preferred Shares outstanding, we may, at our option, cause all of the outstanding Series C Preferred Shares to be automatically converted into that number of common shares equal to $50.00 divided by the lesser of the then prevailing conversion price and the current market price for the five trading day period ending on the second trading day immediately prior to the conversion date.
Settlement.   Upon conversion (whether pursuant to an Optional Conversion or the Company Conversion Option), we may choose to deliver the conversion value to investors in cash, common shares or a combination of cash and common shares.
We can elect at any time to obligate ourselves to satisfy solely in cash, the portion of the conversion value that is equal to 100% of the liquidation preference amount of the Series C Preferred Shares, with any remaining amount of the conversion value to be satisfied in cash, common shares or a combination of cash and common shares. If we elect to do so, we will notify holders at any time that we intend to settle in cash the portion of the conversion value that is equal to the liquidation preference amount of the Series C Preferred Shares. This notification, once provided to holders, will be irrevocable and will apply to future conversions of the Series C Preferred Shares even if the shares cease to be convertible but subsequently become convertible again.
Payment of Dividends Upon Conversion.   With respect to an Optional Conversion, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares will cease to accumulate dividends as of the end of the day immediately preceding the conversion date and a holder of such converted Series C Preferred Shares will not receive any cash payment representing accrued and unpaid dividends on the Series C Preferred Shares, whether or not in arrears, except in certain limited circumstances. With respect to the Company Conversion Option, a holder of such converted Series C Preferred Shares will receive a cash payment for all unpaid dividends in arrears. If we exercise the Company Conversion Option and the conversion date is on or after the record date for payment of dividends and before the corresponding dividend payment date, such holder will also receive a cash payment for the dividend payable for such period. If we exercise the Company Conversion Option and the conversion date is prior to the record date for payment of dividends, such holder will not receive payment for any portion of the dividend payable for such period.
Conversion Rate Adjustments.   The conversion rate is subject to adjustment upon the occurrence of certain events, including if we distribute in any quarter to all or substantially all holders of common shares, any cash, including quarterly cash dividends, in excess of an amount per common share (subject to adjustment), which is currently approximately $0.38.
Fundamental Change.   Upon the occurrence of certain fundamental changes in LXP, a holder may require us to purchase for cash all or part of its Series C Preferred Shares at a price equal to 100% of their liquidation preference plus accrued and unpaid dividends, if any, up to, but not including, the fundamental change purchase date.
Rank.   With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series C Preferred Shares rank (i) senior to all classes or series of common shares and to all equity securities ranking junior to the Series C Preferred Shares, (ii) on a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Shares, and (iii) junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Shares.

Voting Rights.   Holders of the Series C Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Series C Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series C Preferred Shares voting together as a class with all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of our shareholders and at each subsequent annual meeting for the election of two additional trustees to serve on our board of trustees until all unpaid cumulative dividends have been paid or declared and set apart for payment. The holders of Series C Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights will be entitled to one vote per $25.00 of liquidation preference (i.e., two votes for each Series C Preferred Share). In addition, the affirmative vote of at least two-thirds of the Series C Preferred Shares, and all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights, voting together as a class, is required for us (i) to authorize, create or increase the authorized or issued amount of any class or series of shares ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolutions or winding up of our affairs or (ii) to amend our Declaration of Trust (whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise) in a manner that materially and adversely affects the rights of the Series C Preferred Shares; provided, however, with respect to the occurrence of any event described in clause (ii) above, so long as the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged (taking into account that, upon the occurrence of such an event, we may not be the surviving entity), the occurrence of such an event will not be deemed to materially and adversely affect the rights of the Series C Preferred Shares and holders of Series C Preferred Shares will not have any voting rights with respect to the occurrence of the event or the holders thereof.

DESCRIPTION OF OUR DEBT SECURITIES AND RELATED GUARANTEES
The following description contains general terms and provisions of the debt securities and, as applicable, related guarantees to which any prospectus supplement may relate. The particular terms of the debt securities and related guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities and related guarantees. For more information, please refer to the senior indentures we have entered into with U.S. Bank National Association, as trustee, relating to the issuance of the senior notes, and the subordinated indenture we will enter into with a trustee to be selected, relating to issuance of the subordinated notes. Forms of these documents are filed as exhibits to the registration statement, which includes this prospectus. Any such notes may or may not be guaranteed by one or more of our Subsidiaries.
As used in this prospectus, the term indentures refers to both the senior indentures and the subordinated indenture. The senior indenture is and the subordinated indenture will be qualified under and governed by the Trust Indenture Act. As used in this prospectus, the term trustee refers to either the senior trustee or the subordinated trustee, as applicable.
The following are summaries of material provisions of the senior indenture and provisions that are anticipated to be included in the senior indentures and the subordinated indenture. As summaries, they do not purport to be complete or restate the indentures in their entirety and are subject to, and qualified in their entirety by reference to, all provisions of the indentures and the debt securities and related guarantees. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities and related guarantees. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.
Debt Securities
Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):
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title and aggregate principal amount;

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whether the securities are subject to subordination and applicable subordination provisions, if any;

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conversion or exchange into any securities or property;

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percentage or percentages of principal amount at which such securities will be issued;

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issuance date;

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maturity date(s);

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interest rate(s) or the method for determining the interest rate(s);

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dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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whether interest will be payable in cash or in additional debt securities of the same series, or will accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

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redemption or early repayment provisions;

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authorized denominations;

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form;

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amount of discount or premium, if any, with which such securities will be issued;

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whether such securities will be issued in whole or in part in the form of one or more global securities;

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identity of the depositary(ies) for global securities;

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whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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any covenants applicable to the particular debt securities being issued;

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any defaults and events of default applicable to the particular debt securities being issued;

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currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such securities will be payable;

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securities exchange(s) on which the securities will be listed, if any;

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our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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provisions relating to covenant defeasance and legal defeasance of securities of the series;

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provisions relating to satisfaction and discharge of the indenture;

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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provisions, if any, granting special rights upon the occurrence of specified events;

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any restriction of transferability of the series; and

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additional terms not inconsistent with the provisions of the indenture.

In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the securities, and the extent to which a secondary market for the securities is or is not expected to develop.
General
The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.
Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.
The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of  $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Guarantees
Each prospectus supplement will describe guarantees of debt securities for the benefit of the series of debt securities to which they relate, if any guarantees will be offered for a particular series of debt. If so provided in a prospectus supplement, the debt securities will be guaranteed by each of the guarantors named in such prospectus supplement. The obligations of a guarantor under its guarantee will be limited to the extent necessary to prevent the obligations of such guarantor from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
Governing Law
The indentures and the debt securities will be construed in accordance with and governed by the laws of the State of New York.
4.25% Senior Notes due 2023
On June 10, 2013, we issued $250.0 million aggregate principal amount of our 4.25% Senior Notes due 2023, which we refer to as the “2023 Notes.” The 2023 Notes were issued by us at an initial offering price of 99.026% of their face value.
The terms of the 2023 Notes are governed by an indenture, dated as of June 10, 2013, as supplemented by the first supplemental indenture, dated September 30, 2013, which we collectively refer to as the 2023 Indenture, by and among us, as issuer, LCIF, as guarantor, and U.S. Bank National Association, as trustee. The 2023 Notes mature on June 15, 2023, and accrue interest at a rate of 4.25% per annum, payable semi-annually on June 15 and December 15 of each year. Interest payments commenced on December 15, 2013.
Prior to March 15, 2023, we may redeem the 2023 Notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of  (1) 100% of the aggregate principal amount of the 2023 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to its present value, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at an adjusted treasury rate plus 35 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. At any time on or after March 15, 2023, the 2023 Notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption.

The Indenture under which the 2023 Notes were issued (the “2023 Indenture”) contains certain covenants that, among other things, limit our ability to consummate a merger, consolidation or sale of all or substantially all of its assets, and incur secured and unsecured indebtedness.
Subject to the terms of the 2023 Indenture and the 2023 Notes, upon certain events of default, including, but not limited to, failure to comply with any of our other agreements in the 2023 Notes or the 2023 Indenture, upon receipt by us of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the 2023 Notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice, the trustee or the holders of not less than 25% in principal amount of the outstanding 2023 Notes may declare the principal and accrued and unpaid interest on all of the 2023 Notes to be due and payable immediately by written notice to us (and to the trustee if given by the holders). Upon certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, our operating partnership, or any other significant subsidiary, the principal (or such portion thereof) of and accrued and unpaid interest on all of the 2023 Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.
Certain of our payment obligations with respect to the 2023 Notes are required to be guaranteed by LCIF under certain circumstances, including if LCIF is an obligor under the Principal Credit Agreement (as defined in the 2023 Indenture). If LCIF is not an obligor under the Principal Credit Agreement, LCIF will automatically be released from its guaranty.
In addition, the 2023 Notes are cross-defaulted with certain of our indebtedness.
In connection with the issuance and sale of the 2023 Notes, we also entered into a registration rights agreement with Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, in their capacity as representatives of the initial purchasers, dated as of June 10, 2013, which we refer to as the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, on March 4, 2014, we completed the offer to exchange notes for an issue of registered notes with terms identical to the 2023 Notes.
4.40% Senior Notes due 2024
On May 20, 2014, we issued $250.0 million aggregate principal amount of our 4.40% Senior Notes due 2024, which we refer to as the “2024 Notes.” The 2024 Notes were issued by us at an initial offering price of 99.883% of their face value.
The terms of the 2024 Notes are governed by an indenture, dated as of May 9, 2014, as supplemented by the first supplemental indenture, dated May 20, 2014, which we collectively refer to as the 2024 Indenture, by and among us, as issuer, LCIF, as guarantor, and U.S. Bank National Association, as trustee. The 2024 Notes mature on June 15, 2024, and accrue interest at a rate of 4.40% per annum, payable semi-annually on June 15 and December 15 of each year. Interest payments commenced on December 15, 2014.
Prior to March 15, 2024, we may redeem the 2024 Notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of  (1) 100% of the aggregate principal amount of the 2024 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to its present value, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at an adjusted treasury rate plus 35 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. At any time on or after March 15, 2024, the 2024 Notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption.
The 2024 Indenture contains certain covenants that, among other things, limit our ability to consummate a merger, consolidation or sale of all or substantially all of its assets, and incur secured and unsecured indebtedness.
Subject to the terms of the 2024 Indenture and the 2024 Notes, upon certain events of default, including, but not limited to, failure to comply with any of our other agreements in the 2024 Notes or the

2024 Indenture, upon receipt by us of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the 2024 Notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice, the trustee or the holders of not less than 25% in principal amount of the outstanding 2024 Notes may declare the principal and accrued and unpaid interest on all of the 2024 Notes to be due and payable immediately by written notice to us (and to the trustee if given by the holders). Upon certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, our operating partnership, or any other significant subsidiary, the principal (or such portion thereof) of and accrued and unpaid interest on all of the 2024 Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.
Certain of our payment obligations with respect to the 2024 Notes are required to be guaranteed by LCIF under certain circumstances, including if LCIF is an obligor under the Principal Credit Agreement (as defined in the 2024 Indenture). If LCIF is not an obligor under the Principal Credit Agreement, LCIF will automatically be released from its guaranty.
In addition, the 2024 Notes are cross-defaulted with certain of our indebtedness.

DESCRIPTION OF DEPOSITARY SHARES
The following description summarizes general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the depositary shares so offered will be described in the prospectus supplement relating to such securities. For more information, please refer to the provisions of the deposit agreement and depositary receipts we will enter into with a depositary to be selected, our Declaration of Trust, including the form of articles supplementary for the applicable series of preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” in this prospectus. This summary also is subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement and by the terms of the applicable deposit agreement and depositary receipts.
General
We may, at our option, elect to offer depositary shares rather than full preferred shares. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a preferred share of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The preferred shares represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.
Dividends
The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred shares represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred shares. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.
Liquidation Preference
In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred shares as set forth in the prospectus supplement.
Redemption
If the series of preferred shares represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred shares held by the depositary. Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred shares and the depositary shares to the record holders of the depositary receipts.
Voting
Promptly upon receipt of notice of any meeting at which the holders of the series of preferred shares represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of preferred shares represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred shares to the extent that it does not receive specific instructions from the holders of depositary receipts.
Withdrawal of Preferred Shares
Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole preferred shares and all money and other property, if any, represented by such depositary shares. Fractional preferred shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred shares thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of preferred shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.
The deposit agreement will be permitted to be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if  (i) such termination is necessary to preserve our qualification as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if  (i) all outstanding depositary shares thereunder will have been redeemed, (ii) there will have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of Lexington Realty Trust and such distribution will have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each preferred share will have been converted into shares of Lexington Realty Trust not so represented by depositary shares.

Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares and initial issuance of the depositary shares, and redemption of the preferred shares and all withdrawals of preferred shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.
Miscellaneous
The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred shares.
Neither we nor the depositary assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for the depositary’s negligence or willful misconduct. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties. In the event the depositary will receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary will be entitled to act on such claims, requests or instructions received from us.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general terms and provisions of the warrants that we may offer under this prospectus. Because it is a summary, it does not contain all of the information that may be important to you. While the terms we have summarized below will apply generally to any warrants we may offer, you should also read the applicable prospectus supplement which will describe the particular terms of any warrants that we may offer in more detail. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” in this prospectus. This summary also is subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement and the terms of the applicable final warrants and warrant agreement.
We may issue warrants for the purchase of debt or equity securities described in this prospectus. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
A prospectus supplement relating to any series of warrants being offered will include specific terms relating to the offering. They will include, where applicable:
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the title of the warrants;

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the aggregate number of warrants;

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the price or prices at which the warrants will be issued;

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the currencies in which the price or prices of the warrants may be payable;

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the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

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the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;

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if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

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the price or prices at which, and currency or currencies in which, the offered securities purchasable upon exercise of the warrants may be purchased;

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the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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the minimum or maximum amount of the warrants which may be exercised at any one time;

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information with respect to book-entry procedures, if any;

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any listing of warrants on any securities exchange;

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if appropriate, a discussion of federal income tax consequences; and

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any other material term of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. This summary also is subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement and the terms of the applicable final subscription rights agreement and subscription rights certificate.
We may issue subscription rights to purchase our common shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:
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the price, if any, for the subscription rights;

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the exercise price payable for each common share upon the exercise of the subscription rights;

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the number of subscription rights issued to each shareholder;

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the number and terms of the common shares which may be purchased per each subscription right;

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the extent to which the subscription rights are transferable;

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any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

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the date on which the right to exercise the subscription rights will commence, and the date on which the subscription rights will expire;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more common shares, preferred shares, debt securities, subscription rights, depositary shares, warrants or any combination of such securities.
The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:
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the terms of the units and of any of the common shares, preferred shares, debt securities, warrants, subscription rights or depositary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units; and

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a description of the provisions for the payment, settlement, transfer or exchange of the units.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS
Restrictions Relating To REIT Status
For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist us in continuing to remain a qualified REIT, among other purposes, our Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may exempt a person from the Ownership Limit if upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our board of trustees is presented that the exemption will not result in us having fewer than 100 beneficial owners or in us being “closely held.” Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in the equity shares being owned by fewer than 100 persons or result in us being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
In addition, equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or that would cause us to become “closely held” within the meaning of the Code, will automatically be converted into an equal number of excess shares that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of beneficial interest in us may be ultimately transferred without violating the Ownership Limit. While the excess shares are held in trust, they will not be entitled to vote (except as required by Maryland law), they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid on excess shares prior to our discovery that equity shares have converted for excess shares will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our Declaration of Trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our Declaration of Trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be converted into equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.
In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our Declaration of Trust) on the date we exercise our option to purchase. The 90-day period begins on the later of the date of the transfer that resulted in excess stock or the date on which our board of trustees determines in good faith that a transfer resulting in excess shares has occurred, if we do not receive written notice of the transfer or other event resulting in the exchange of equity shares for excess shares.

Any person who acquires or attempts to acquire equity shares in violation of the foregoing restrictions, or any person who is a transfree such that excess shares resulted from such transfer, will be required to give written notice immediately to us of such event and provide us with such other information as we may request in order to determine the effect, if any, of such transfer, or attempted transfer, on our status as a REIT.
All persons who own, directly or indirectly, (i) more than 5% of the outstanding equity shares, (ii) more than 1% of the outstanding equity shares during any period in which the number of beneficial or constructive owners is fewer than 2,000 or (iii) such lower percentages as required pursuant to regulations under the Code must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of equity shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.
This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interests.
Authorized Capital
Under our Declaration of Trust, we have authority to issue up to 1,000,000,000 shares of beneficial interest, par value $0.0001 per share, of which 400,000,000 shares are classified as common shares, 500,000,000 shares are classified as excess stock and 100,000,000 shares are classified as preferred shares. We may issue such shares from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes or series with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any of our unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our Declaration of Trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.
In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.
Maryland Law
Our Board of Trustees.   Our Declaration of Trust and By-laws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire board of trustees.
Removal of Trustees.   Our Declaration of Trust provides that, subject to the rights of the holders of any class separately entitled to elect one or more trustees, a trustee may be removed, but only for cause and then only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of trustees.
Extraordinary Actions, Amendment of Declaration of Trust.   Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with, or convert into, another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in its declaration of trust. Our Declaration of Trust provides that those actions, with the exception of certain amendments to our Declaration of Trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon. Under our Declaration of Trust, our dissolution and termination requires the affirmation of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.
Amendment to Our By-laws.   Our By-laws may be repealed, altered, amended or rescinded (a) by our shareholders only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of trustees or (b) by vote of two-thirds of our board of trustees.
Meetings of Shareholders.   Under our By-laws, annual meetings of shareholders are held on the first day of May in each year, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by our board of trustees. Special meetings of shareholders may be called only by the chairman of our board of trustees, our president or a majority of our board of trustees. Subject to the provisions of our By-laws, a special meeting of our shareholders to act on any matter that may properly be considered by our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast not less than 25% of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Advance Notice of Trustee Nominations and New Business.   Our By-laws provide that in order to make nominations of individuals for election as trustees or proposals of business to be considered by shareholders at any annual meeting, shareholders generally must provide notice to our secretary not less than 120 days in advance of the release date of our proxy statement to shareholders in connection with the preceding year’s annual meeting. A shareholder’s notice must contain certain information specified by our By-laws about the shareholder and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder and any proposed nominee.
Proxy Access Procedures for Qualifying Shareholders.   Our By-laws permit a shareholder, or a group of up to 20 shareholders, that owns 3% or more of the our common shares continuously for at least three years to nominate and include in our proxy materials candidates for election as trustees, subject to certain terms and conditions. Such shareholder(s) or group(s) of shareholders may nominate trustee candidates constituting up to the greater of two persons or 20% of our board of trustees, provided that the shareholder(s) and the trustee nominee(s) satisfy the eligibility, notice and other requirements specified in the By-laws.
Business Combinations.   Under Maryland law, certain “business combinations” between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:
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any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or

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an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board of trustees.
After the five-year prohibition, any such business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:
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eighty percent of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.
Our board of trustees has exempted Vornado Realty Trust and its affiliates, to a limited extent, from these restrictions.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions.   Maryland law provides that holders of  “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:
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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.
Our By-Laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Certain Elective Provisions of Maryland Law.   Maryland law provides that a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act, and that has at least three independent trustees, may elect by provision of its declaration or bylaws or by resolution adopted by its board of trustees to be subject to all or any of the following provisions, notwithstanding any contrary provisions contained in its existing declaration of trust or bylaws and without shareholder approval:
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a classified board;

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a two-thirds vote of outstanding shares to remove a trustee;

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a requirement that the number of trustees be fixed only by vote of the board of trustees;

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a requirement that a vacancy on the board of trustees be filled only by the affirmative vote of a majority of the remaining trustees and that such trustee filling the vacancy serve for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies; and

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a provision that a special meeting of shareholders must be called upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

We have not elected to be governed by any of these specific provisions. However, our Declaration of Trust and/or By-Laws, as applicable, already provide for an 80% shareholder vote to remove trustees and then only for cause, and that the number of trustees may be determined by a resolution of our Board, subject to a minimum number. In addition, we can elect to be governed by any or all of the foregoing provisions of Maryland law at any time in the future.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common shares that may be relevant to prospective investors. Paul Hastings LLP has acted as our tax counsel and, subject to the limitations expressed herein, is of the opinion that the statements in this summary, to the extent they constitute summaries of legal matters, are accurate summaries in all material respects. You should be aware that an opinion of counsel is not binding on the Internal Revenue Service, or IRS, or the courts. Prospective investors are urged to consult their own tax advisors regarding the tax considerations relating to an investment in our shares and our qualification and taxation as a REIT in light of their particular circumstances.
The following discussion summarizes the material United States federal income tax considerations to you as a prospective holder of our common shares and assumes that you will hold such shares as capital assets (within the meaning of Section 1221 of the Code). This summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships or other pass through entities.
The information in this section is based on the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.
PROSPECTIVE HOLDERS OF OUR COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Taxation of the Company
General.   We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.
In the opinion of Paul Hastings LLP, based on certain assumptions and our factual representations that are described in this section and in officer’s certificates provided by us, commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein, and those concerning our business and properties as set forth in this prospectus. An opinion of counsel is not binding on the IRS or the courts.
The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:
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First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

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Third, if we have (a) net income from the sale or other disposition of  “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

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Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

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Sixth, if we should fail to satisfy the asset tests (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met and we do not qualify for a de minimis exception, we may be subject to a tax that would be the greater of  (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the non-qualifying assets (or otherwise satisfy the requirements for maintaining REIT qualification).

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Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

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Eighth, if we should fail to distribute during each calendar year at least the sum of  (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the five-year period (or other statutorily prescribed period) beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time) (we refer to this tax as the “Built-in Gains Tax”).

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Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

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Finally, if we own a residual interest in a real estate mortgage investment conduit, or “REMIC,” we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by “disqualified organizations.” Similar rules apply if we own an equity interest in a taxable mortgage pool. A “disqualified organization” includes the United States, any state or political subdivision thereof, any foreign government or international organization, any agency or instrumentality of any of the foregoing, any rural electrical or telephone cooperative and any tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and from the unrelated business taxable income provisions of the Code. However, to the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. See the heading “Requirements for Qualification” below.

Requirements for Qualification.   A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months.
We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our Declaration of Trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.
The Code allows a REIT to own wholly-owned corporate subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.
A REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary,” as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets at the close of each quarter. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses (other than certain activities relating to lodging and health care facilities), own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income tax rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.
In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share for purposes of satisfying the gross income and assets tests (as discussed below). In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT. Thus, our proportionate share (based on equity capital) of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.
A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT. We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).
Special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. An entity or portion thereof may be classified as a taxable mortgage pool under the Code if:
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substantially all of the assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or the portion thereof) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.
An entity or portion thereof that is classified as a taxable mortgage pool is generally treated as a taxable corporation for federal income tax purposes. However, the portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax and therefore the taxable mortgage pool classification does not change that treatment. The classification of a REIT, qualified REIT subsidiary or portion thereof as a taxable mortgage pool could, however, result in taxation of a REIT and certain of its shareholders as described below.
IRS guidance indicates that a portion of income from a taxable mortgage pool arrangement, if any, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of  (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of  (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Under such guidance, such income would be allocated among our shareholders in proportion to dividends paid and, generally, may not be offset by net operating losses of the shareholder, would be taxable to tax exempt shareholders who are subject to the unrelated business income tax rules of the Code and would subject non-U.S. shareholders to a 30% withholding tax (without exemption or reduction of the withholding rate). To the extent that excess inclusion income is allocated from a taxable mortgage pool to any disqualified organizations that hold our shares, we may be taxable on this income at the highest applicable corporate tax rate (currently 21%). Because this tax would be imposed on the REIT, all of the REIT’s shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of any portion of our assets as a taxable mortgage pool.
If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would affect our REIT income and asset test calculations and could adversely affect our ability to qualify as a REIT.
In the past, we have held certain investments which give rise to excess inclusion income. Currently, we do not hold and do not intend to make investments or enter into financing and securitization transactions that are expected to give rise to our being considered to own an interest, directly or indirectly, in one or more taxable mortgage pools. However, if we were to make such investments or enter into such transactions, the foregoing consequences could apply. Prospective holders are urged to consult their own tax advisors regarding the tax consequences of the taxable mortgage pool rules to them in light of their particular circumstances.
Income Tests.   In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property;” gain from the sale of real property other than property held for sale to customers in the ordinary course of business; dividends from, and gain from the sale of shares of, other qualifying REITs; certain interest described further below; and certain income derived from a REMIC) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income that qualifies under the foregoing 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities and certain other specified sources. Any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 75% or 95% gross income tests. A hedging transaction also includes a transaction entered into to manage foreign currency risks with respect to items of income and gain (or any property which generates such income or gain) that would be qualifying income under the 75% or 95% gross income tests, but only if such transaction is clearly identified before the close of the day it was acquired, originated or entered into. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).
Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.
We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.
Generally, interest on debt secured by a mortgage on real property or interests in real property qualifies for purposes of satisfying the 75% gross income test described above. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a proportionate amount of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. In addition, any interest amount that is based in whole or in part on the income or profits of any person does not qualify for purposes of the foregoing 75% and 95% income tests except (a) amounts that are based on a fixed percentage or percentages of receipts or sales and (b) amounts that are based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by the REIT.
If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which is generally qualifying income for purposes of both gross income tests.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect and we file a schedule describing each item of our gross income for such taxable year in accordance with Treasury Regulations, so long as any incorrect information on the schedule was not due to fraud with intent to evade tax). It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.
Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. We have not sought and do not intend to seek a ruling from the IRS regarding any dispositions. Accordingly, there can be no assurance that the IRS will not successfully assert a contrary position with respect to our dispositions. If all or a significant portion of our dispositions were treated as prohibited transactions, we would incur a significant U.S. federal tax liability, which could have a material adverse effect on our results of operations.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured; (2) for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and (3) for which the REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, unless a longer extension is granted by the Secretary of the Treasury or the grace period terminates earlier due to certain nonqualifying income or activities generated with respect to the property.
Asset Tests.   At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets, including our allocable share of assets held by partnerships in which we own an interest, must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) public debt offering by us, cash, cash items (including certain receivables) and government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities (including regular or residual interests in a REMIC to the extent provided in the Code) and mortgage loans. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% asset test”), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).
The following assets are not treated as “securities” held by us for purposes of the 10% value test (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury Regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.
We may hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, not all of the mezzanine loans that we hold meet all of the requirements for reliance on this safe harbor. We have invested, and intend to continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the gross income and asset tests.
We may also hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain. We believe that we have invested, and intend to continue to invest, in participation interests that qualify as real estate assets for purposes of the asset tests, and that generate interest that will be treated as qualifying mortgage interest for purposes of the 75% gross income test, but no assurance can be given that the IRS will not challenge our treatment of these participation interests.
We believe that substantially all of our assets consist of  (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets and (4) cash, cash items and government securities. We also believe that the value of our securities in our taxable REIT subsidiaries will not exceed 20% of the value of our total assets. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above. If any interest we hold in any REIT or other category of permissible investment described above does not qualify as such, we would be subject to the 5% asset test and the 10% voting securities and value tests with respect to such investment.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient non qualifying assets within 30 days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of  $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.
Annual Distribution Requirement.   With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of  “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.
We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of  (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 20 years to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.
In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.
For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.
The IRS has published guidance providing that a publicly-traded REIT may satisfy the annual distribution requirement with distributions consisting of its stock and at least a minimum percentage of cash. Pursuant to this IRS guidance, a REIT may treat the entire amount of a distribution consisting of both stock and cash as a qualifying distribution for purposes of the annual distribution requirement provided that the following requirements are met: (1) the distribution is made by the REIT to its shareholders with respect to its stock; (2) stock of the REIT is publicly traded on an established securities market in the United States; (3) the distribution is declared on or after August 11, 2017; (4) pursuant to such declaration, each shareholder may elect to receive its proportionate share of the declared distribution in either cash or stock of the REIT of equivalent value, subject to a limitation on the amount of cash to be distributed in the aggregate to all shareholders (the “Cash Limitation”), provided that — (a) such Cash Limitation is not less than 20% of the aggregate declared distribution, and (b) if too many shareholders elect to receive cash, each shareholder electing to receive cash will receive a pro rata amount of cash corresponding to the shareholder’s respective entitlement under the declaration, but in no event will any shareholder electing to receive cash receive less than 10% of the shareholder’s entire entitlement under the declaration in cash; (5) the calculation of the number of shares to be received by any shareholder will be determined, as close as practicable to the payment date, based upon a formula utilizing market prices that is designed to equate in value the number of shares to be received with the amount of cash that could be received instead; and (6) with respect to any shareholder participating in a dividend reinvestment plan (“DRIP”), the stock received by that shareholder pursuant to the DRIP is treated as received in exchange for cash received in the distribution.
We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In addition, excess inclusion income, if any, might be non-cash accrued income, or “phantom” taxable income, which could therefore adversely affect our ability to satisfy our distribution requirements. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.
Failure to Qualify.   Commencing with our taxable year beginning January 1, 2005, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of  $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.
If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may elect to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.
Taxation of Shareholders
As used herein, the term “U.S. shareholder” means a beneficial owner of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person pursuant to applicable Treasury Regulations. As used herein, the term “non U.S. shareholder” means a beneficial owner of our common shares who is not a U.S. shareholder or a partnership.
If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common shares.

Taxation of Taxable U.S. Shareholders
As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series C Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series C Preferred Shares, and second to distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares. Certain “qualified dividend income” received by domestic non-corporate shareholders may be eligible for preferential dividend rates. Dividends paid by a REIT generally do not qualify as “qualified dividend income” because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders. Therefore, our dividends will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of  (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not expect to distribute a material amount of qualified dividend income, if any.
Recent tax reform legislation formerly known as the Tax Cuts and Jobs Act created a new 20% deduction for certain amounts earned by non-corporate taxpayers through certain pass-through entities as well as REIT ordinary dividends earned by non-corporate taxpayers. As corporations, regulated investment companies are not eligible for the qualified business income deduction. The deduction for REIT ordinary dividends is not subject to limitations applicable to pass-through income generally. The application of the 20% qualified business income deduction is still uncertain. Prospective investors should consult with their own tax advisors regarding the application of these rules.
Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.
Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.
Aside from the different income tax rates applicable to ordinary income and capital gain dividends for noncorporate taxpayers, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.
In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.
In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.
We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains, (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.
Net Investment Income Tax
Certain U.S. shareholders that are individuals, estates or certain trusts are generally subject to a 3.8% tax on “net investment income,” which includes, among other things, interest, dividends on and gains from the sale or other disposition of stock, and rents from certain passive activities. Prospective investors should consult their own tax advisors regarding the applicability of this tax to any income and gain in respect to our shares.
Taxation of Non-U.S. Shareholders
The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals and foreign corporations. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.
Distributions.   Distributions that are not attributable to gain from sales or exchanges by us of “United States real property interests” or otherwise effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Our dividends that are attributable to excess inclusion income, if any, will be subject to 30% U.S. withholding tax without reduction under any otherwise applicable tax treaty. See “— Taxation of the Company-Requirements for Qualification” above. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax (or lower rate under an applicable tax treaty if any) with respect to the distribution.
For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.
For any year in which we qualify as a REIT, distributions to non-U.S. shareholders (other than certain investors including “qualified foreign pension funds”) who own more than 10% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 10% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to alternative minimum tax, if applicable,). Also, distributions made to non-U.S. shareholders who own more than 10% of our shares may be subject to a 30% branch profits tax (or lower rate under an applicable tax treaty if any) in the hands of a corporate non-U.S. shareholder. We are required by applicable regulations to withhold the highest applicable corporate tax rate (currently 21%) of any distribution that could be designated by us as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.
A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (i) which is created or organized under the laws of a country other than the United States; (ii) which is established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers in consideration for services rendered; (iii) which does not have a single participant or beneficiary entitled to more than 5% of its assets or income; (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates; and (v) as to which, under the laws of the country in which it is established or operates: (a) contributions to that trust, corporation, organization or arrangement which would otherwise be subject to tax under those laws are deductible or excluded from the gross income of the entity or taxed at a reduced rate, or (b) taxation of any investment income of the trust, corporation, organization or arrangement is deferred or that income is taxed at a reduced rate.
Distributions made to REIT shareholders, that are attributable to gain from sales or exchanges of United States real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT shareholders to their respective shareholders.
If a non-U.S. shareholder does not own more than 10% of our shares during the one-year period prior to a distribution attributable to gain from sales or exchanges by us of United States real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares continues to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 10% of our shares would not be required to file a U.S. federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax will not apply to such distributions. If our common shares cease to be regularly traded on an established securities market in the United States, all non-U.S. shareholders of our common shares would be subject to taxation under FIRPTA with respect to capital gain distributions attributable to gain from the sale or exchange of United States real property interests.
Dispositions.   Gain recognized by a non-U.S. shareholder upon a sale or disposition of our common shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of our shares was held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we have been a “domestically controlled REIT.” However, because our shares are publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”
Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled REIT stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules regarding wash sales and substitute dividend payments with respect to domestically controlled REIT stock will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held 10% or less of such stock during the one-year period prior to the related distribution.
In addition, a non-U.S. shareholder that owns, actually or constructively, 10% or less of a class of our shares through a specified testing period, whether or not our shares are domestically controlled, will not be subject to tax on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to alternative minimum tax, if applicable and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 15% of the purchase price.
Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if  (1) investment in the shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Taxation of Tax — Exempt Shareholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules under the Code. In addition, our dividends that are attributable to excess inclusion income, if any, will constitute UBTI for most Exempt Organizations. See “Taxation of the Company-Requirements for Qualification” above. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if  (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.
Information Reporting and Backup Withholding
U.S. Shareholders
We will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 24%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.
Non-U.S. Shareholders
Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN-E, W-8BEN or another appropriate version of IRS FormW-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.
Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (“FATCA”) impose certain increased certification requirements and information reporting for Non-U.S. Shareholders. In the event of noncompliance with FATCA, a 30% withholding tax could be imposed on payments of interest or other fixed or determinable annual or periodic income and, after December 31, 2018, gross proceeds from the sale or other disposition of the Interests. FATCA should not apply to Non-U.S. Shareholders who are individuals and provide a properly completed Form W-8. However, payments in respect of Interests to Non-U.S. Shareholders who are individuals could be affected by this withholding if such Non-U.S. Shareholders hold shares through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to the Non-U.S. Shareholders would not otherwise have been subject to FATCA withholding). We will not pay any additional amounts to Non-U.S. Shareholders in respect of any amounts withheld. Non-U.S. Shareholders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in shares.

SELLING SECURITYHOLDERS
Information about the selling securityholders may be added to this prospectus pursuant to a prospectus supplement.

PLAN OF DISTRIBUTION
General.   We and/or the selling securityholders may sell the securities being offered by this prospectus in one or more of the following ways from time to time:
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to/or through underwriters or dealers;

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to/or through agents;

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in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

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directly to one or more purchasers; or

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through a combination of any of these methods of sale.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options. In addition, the manner in which we and/or the selling securityholders may sell some or all of the securities covered by this prospectus includes, without limitation, through:
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a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:
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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us to close out its short positions;

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sell securities short and redeliver such shares to close out our short positions;

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enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or

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loan or pledge the common shares to a broker-dealer or an affiliate thereof who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.
A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:
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the terms of the offering;

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the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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any delayed delivery arrangements;

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the terms of any subscription rights;

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any initial public offering price;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling securityholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale, including in “at the market offerings”;

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at prices related to the prevailing market prices; or

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at negotiated prices.

Selling Shareholders.   The selling securityholders may offer our securities in one or more offerings, and if required by applicable law or in connection with an underwritten offering, pursuant to one or more prospectus supplements, and any such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent our securities offered pursuant to a prospectus supplement or otherwise remain unsold, the selling securityholders may offer those securities on different terms pursuant to another prospectus supplement or in a private transaction. Sales by the selling securityholders may not require the provision of a prospectus supplement.
In addition to the foregoing, each of the selling securityholders may offer our securities at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for our securities; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities); through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.
Each of the selling securityholders also may resell all or a portion of our securities that it owns in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.
Underwriting Compensation.   Any public offering price and any fees, discounts, commissions, concessions or other items constituting compensation allowed or re allowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and/or the selling securityholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their fees, commissions or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
Underwriters and Agents.   If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. We and/or the selling securityholders may offer the securities to the public either through an underwriting syndicate represented by one or more managing underwriters or through one or more underwriter(s). The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.
Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and/or the selling securityholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, re allowed or paid to dealers may be changed from time to time.
We and/or selling securityholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We and/or selling securityholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us and/or selling securityholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and/or selling securityholders and its compensation.
In connection with offerings made through underwriters or agents, we and/or selling securityholders may enter into agreements with such underwriters or agents pursuant to which we and/or selling securityholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us and/or selling securityholders under these arrangements to close out any related open borrowings of securities.
Dealers.   We and/or selling securityholders may sell the offered securities to dealers as principals. We and/or selling securityholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us and/or selling securityholders at the time of resale. Dealers engaged by us and/or selling securityholders may allow other dealers to participate in resales.
Direct Sales.   We and/or selling securityholders may choose to sell the offered securities directly to multiple purchasers or a single purchaser. In this case, no underwriters or agents would be involved.
Institutional Purchasers.   We and/or selling securityholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We and/or selling securityholders may enter into such delayed contracts only with institutional purchasers that we and/or selling securityholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Subscription Offerings.   Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder subscription rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder subscription rights, the shareholder subscription rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder subscription rights will set forth the relevant terms of the shareholder subscription rights, including:
•
whether common shares, preferred shares, or warrants for those securities will be offered under the shareholder subscription rights;

•
the number of those securities or warrants that will be offered under the shareholder subscription rights;

•
the period during which and the price at which the shareholder subscription rights will be exercisable;

•
the number of shareholder subscription rights then outstanding;

•
any provisions for changes to or adjustments in the exercise price of the shareholder subscription rights; and

•
any other material terms of the shareholder subscription rights.

Indemnification; Other Relationships.   We and/or selling securityholders may agree to indemnify underwriters, dealers, agents and remarketing firms against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities. Underwriters, dealers, agents and remarketing firms, and their affiliates, may engage in transactions with, or perform services for us and our affiliates, in the ordinary course of business, including commercial banking transactions and services.
Market Making, Stabilization and Other Transactions.   Each series of securities offered by us will be a new issue of securities and may have no established trading market other than our common shares and outstanding preferred shares which are currently listed on the NYSE. Any underwriters to whom we and/or selling securityholders sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange, and any such listing if pursued will be described in the applicable prospectus supplement.
To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS
Certain legal matters, including the legality of certain of the securities covered by this prospectus, will be passed upon for us by Paul Hastings LLP. Certain legal matters under Maryland law, including the legality of certain of the securities covered by this prospectus, will be passed on for us by Venable LLP, Baltimore, Maryland.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, of Lexington Realty Trust incorporated in this Prospectus by reference from the Lexington Realty Trust and Lepercq Corporate Income Fund L.P. Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Lexington Realty Trust’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements, and the related financial statement schedule, of Lepercq Corporate Income Fund L.P. incorporated in this Prospectus by reference from the Lexington Realty Trust and Lepercq Corporate Income Fund L.P Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements and the related financial statement schedule of LXP and subsidiaries for each of the years in the two-year period ended December 31, 2016 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INTERESTS OF NAMED EXPERTS AND COUNSEL
The Company has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the inclusion (or incorporation by reference) of its audit report on the Company’s past financial statements included (or incorporated by reference) in this registration statement. LCIF has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the inclusion (or incorporation by reference) of its audit report on LCIF’s past financial statements included (or incorporated by reference) in this registration statement.
WHERE YOU CAN FIND MORE INFORMATION
LXP and LCIF file annual, quarterly and current reports, proxy statements (as applicable) and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room and its copy charges. We also maintain a website at http://www.lxp.com through which you can obtain copies of documents that we file with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.
The SEC allows LXP and LCIF to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is an important part of this prospectus. Any statement contained herein or in a prospectus supplement hereto or in any document incorporated by reference will be deemed to be amended, modified or superseded for the purpose of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded will not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.
LXP and LCIF incorporate by reference in this prospectus the documents listed below and any future filings that LXP and LCIF may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•
our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018;

•
LXP’s Current Report on Form 8-K, filed with the SEC on January 19, 2018;

•
the description of LXP’s common shares in our Current Report on Form 8-K filed with the Commission on November 21, 2013; and

•
LXP’s Registration Statement on Form 8-A, filed with the SEC on December 8, 2004.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or callus at the telephone number listed below:
Lexington Realty Trust
One Penn Plaza
Suite 4015
Attention: Investor Relations
New York, New York 10119-4015
(212) 692-7200
We also maintain a website at http://www.lxp.com through which you can obtain copies of documents that we file with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
Set forth below are the expenses, other than underwriting discounts and commissions, to be incurred by the registrant in connection with the issuance and distribution of the securities being registered. All amounts set forth below are estimated.
SEC Registration Fee	$	*
Trustees’ Registrars, Transfer Agents’ and Depositories’ Fees and Expenses		**
Legal Fees and Expenses		**
Printing and Engraving Expenses		**
Accounting Fees and Expenses		**
Miscellaneous Fees and Expenses		**
Total	$	**

*
To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

**
These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly, cannot be estimated at this time. An estimate of the aggregate amount of these fees and expenses will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.
The Maryland REIT law and Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any trustee or officer made a party to any proceedings by reason of service as a trustee or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding; but, if the proceeding is one by or in the right of the company, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the company, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer’s official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification.
LXP’s Declaration of Trust limits the liability of its trustees and officers for money damages, except for liability resulting from:
•
actual receipt of an improper benefit or profit in money, property or services; or

•
a final judgment based upon a finding of active and deliberate dishonesty by the trustees or officers that was material to the cause of action adjudicated.

LXP’s Declaration of Trust obligates LXP to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any trustees or officers, whether serving LXP or at its request any other entity, who is made a party to a proceeding by reason of his or her service in that capacity. LXP’s Declaration of Trust permits LXP to indemnify and advance expenses to any employee or agent of LXP, whether serving LXP or at its request any other entity.

Maryland law require LXP, as a condition to advancing expenses, to obtain:
•
a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•
a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Section 17-108 of the Delaware Act provides that a limited partnership may indemnify any partner or other person from and against any and all claims and demands by reason of such person being or having been a partner, employee or agent to the partnership. The Delaware Act provides that Section 17-108 is not exclusive of other rights to which those seeking indemnification may be entitled under any partnership agreement.
The LCIF partnership agreement provides that LCIF will indemnify Lex GP, as general partner of LCIF, and LXP, as the sole equity owner of Lex GP, their respective directors, trustees, officers and such other persons as Lex GP and LXP may from time to time designate to the fullest extent permitted under the Delaware Act.
The foregoing reference is necessarily subject to the complete text of LXP’s Declaration of Trust, and partnership agreements and the statutes referred to above and is qualified in its entirety by reference thereto.
We have also purchased liability insurance for our trustees and officers, which also covers our subsidiaries, including LCIF. LXP has also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and actions in their capacities as such.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.
Exhibit No.	Description
1.1	Form of Underwriting Agreement(2)
4.1	Articles of Merger and Amended and Restated Declaration of Trust of LXP, dated December 31, 2006 (filed as Exhibit 3.1 to LXP’s Current Report on Form 8-K filed January 8, 2007 (the “01/08/07 8-K”))(1)
4.2	Articles Supplementary Relating to the Reclassification of 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, and 7.55% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share (filed as Exhibit 3.4 to LXP’s Current Report on Form 8-K filed November 21, 2013)(1)
4.3	Amended and Restated By-laws of LXP (filed as Exhibit 3.2 to the 01/08/07 8-K)(1)
4.4	First Amendment to Amended and Restated By-laws of LXP (filed as Exhibit 3.1 to LXP’s Current Report on Form 8-K filed November 20, 2009)(1)
4.5	Second Amendment to the Amended and Restated By-laws of LXP (filed as Exhibit 3.1 to LXP’s Current Report on Form 8-K filed April 3, 2017)(1)
4.6	Sixth Amended and Restated Agreement of Limited Partnership of LCIF, dated as of December 30, 2013 (filed as Exhibit 3.25 to LXP’s Annual Report on Form 10-K filed February 26, 2014)(1)
4.7	Specimen of Common Shares Certificate of LXP (filed as Exhibit 4.1 to LXP’s Annual Report on Form 10-K for the year ended December 31, 2006)(1)
4.8	Form of 6.50% Series C Cumulative Convertible Preferred Stock certificate (filed as Exhibit 4.1 to LXP’s Registration Statement on Form 8A filed December 8, 2004)(1)
4.9	Amended and Restated Trust Agreement, dated March 21, 2007, among LXP, The Bank of New York Trust Company, National Association, The Bank of New York (Delaware), the Administrative Trustees (as named therein) and the several holders of the Preferred Securities from time to time (filed as Exhibit 4.1 to LXP’s Current Report on Form 8-K filed on March 27, 2007 (the “03/27/07 8-K”))(1)
4.10	Junior Subordinated Indenture, dated as of March 21, 2007, between LXP and The Bank of New York Trust Company, National Association (filed as Exhibit 4.2 to the 03/27/07 8-K)(1)
4.11	Indenture (Senior Debt), dated as of June 10, 2013, among LXP, certain subsidiaries of the LXP signatories thereto, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to LXP’s Current Report on Form 8-K filed on June 13, 2013)(1)
4.12	First Supplemental Indenture, dated as of September 30, 2013, among LXP, certain subsidiaries of the LXP signatories thereto, and U.S. Bank National Association, as trustee (filed as Exhibit 4.2 to LXP’s Current Report on Form 8-K filed on October 3, 2013)(1)
4.13	Indenture (Senior Debt), dated as of May 9, 2014, among LXP, LCIF and U.S. Bank, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 13, 2014)(1)
4.14	First Supplemental Indenture, dated as of May 20, 2014 among LXP, LCIF and U.S. Bank, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 20, 2014)(1)
4.15	Form of Subordinated Debt Indenture(3)
4.16	Form of Indenture Security issued under the Senior Debt Indenture(2)
4.17	Form of Indenture Security issued under the Subordinated Debt Indenture(2)
4.18	Form of Deposit Agreement relating to the Depositary Shares (including Form of Depositary Receipt)(2)
4.19	Form of Warrant Agreement(2)

Exhibit No.	Description
4.20	Form of Warrant Certificate(2)
4.21	Form of Unit Agreement(2)
4.22	Form of Unit Certificate(2)
4.23	Form of Subscription Rights Agreement(2)
4.24	Form of Subscription Rights Certificate(2)
4.25	Articles Supplementary Classifying and Designating a Series of Preferred Stock(2)
4.26	Form of Guarantee relating to the Debt Security(2)
5.1	Opinion of Paul Hastings LLP(3)
5.2	Opinion of Venable LLP(3)
8.1	Opinion of Paul Hastings LLP regarding tax matters(3)
10.1	1994 Employee Stock Purchase Plan (filed as Exhibit D to LXP’s Definitive Proxy Statement dated April 12, 1994)(1)(4)
10.2	LXP’s Amended and Restated 2011 Equity-Based Award Plan (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed May 18, 2017)(1)(4)
10.3	Form of Compensation Agreement (Long-Term Compensation) between LXP and each of the following officers: Richard J. Rouse and Patrick Carroll (filed as Exhibit 10.15 to LXP’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005 (the “2004 10-K”))(1)(4)
10.4	Form of Compensation Agreement (Bonus and Long-Term Compensation) between LXP and each of the following officers: E. Robert Roskind and T. Wilson Eglin (filed as Exhibit 10.16 to the 2004 10-K)(1)(4)
10.5	Form of Share Option Award Agreement (filed as Exhibit 10.3 to LXP’s Current Report on Form 8-K/A filed on November 24, 2010)(1)(4)
10.6	Form of 2010 Share Option Award Agreement (filed as Exhibit 10.2 to LXP’s Current Report on Form 8-K/A filed November 24, 2010)(1)(4)
10.7	Form of December 2010 Share Option Award Agreement (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed January 6, 2011)(1)(4)
10.8	Amended and Restated Rabbi Trust Agreement, originally dated January 26, 1999 (filed as Exhibit 10.2 to LXP’s Current Report on Form 8-K filed January 2, 2009)(1)(4)
10.9	Retirement Agreement, dated January 18, 2018, between LXP and Richard J. Rouse (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed January 19, 2018 (the “1/19/18 8-K”))(1)(4)
10.10	Retirement Agreement, dated January 18, 2018, between LXP and E. Robert Roskind (filed as Exhibit 10.2 to the 1/19/18 8-K)(1)(4)
10.11	Lexington Realty Trust Executive Severance Plan with related Severance Policy Agreements with E. Robert Roskind, T. Wilson Eglin, Patrick Carroll, Joseph S. Bonventre and Beth Boulerice (filed as Exhibit 10.3 to the 1/19/18 8-K)(1)(4)
10.12	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and T. Wilson Eglin (filed as Exhibit 10.1 to LXP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed November 7, 2014 (the “09/30/14 10-Q”))(1)(4)
10.13	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and E. Robert Roskind (filed as Exhibit 10.2 to the 09/30/14 10-Q)(1)(4)
10.14	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and Richard J. Rouse (filed as Exhibit 10.3 to the 09/30/14 10-Q)(1)(4)

Exhibit No.	Description
10.15	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and Patrick Carroll (filed as Exhibit 10.4 to the 09/30/14 10-Q)(1)(4)
10.16	Form of Long-Term Retention Nonvested Share Agreement (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on January 11, 2013)(1)(4)
10.17	Form of 2015 Nonvested Share Agreement (Performance and Service) (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed January 9, 2015)(1)(4)
10.18	Form of 2017 Nonvested Share Agreement (Performance and Service) (filed as Exhibit 10.17 to LXP’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 28, 2017)(1)(4)
10.19	Form of Amended and Restated Indemnification Agreement between LXP and certain officers and trustees (filed as Exhibit 10.20 to LXP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008)(1)
10.20	Funding Agreement, dated as of July 23, 2006, by and among LCIF, LCIF II and LXP (filed as Exhibit 99.4 to LXP’s Current Report on Form 8-K filed on July 24, 2006)(1)
10.21	Letter Agreement among LXP (as successor by merger), Apollo Real Estate Investment Fund III, L.P., NKT Advisors LLC, Vornado Realty Trust, VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM-Brynmawr Associates LLC (filed as Exhibit 10.15 to Amendment No. 5 to Newkirk Registration Statement on Form S-11/A filed October 28, 2005 (“Amendment No. 5 to NKT’s S-11”))(1)
10.22	Amendment to the Letter Agreement among LXP (as successor by merger), Apollo Real Estate Investment Fund III, L.P., NKT Advisors LLC, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC, and WEM-Brynmawr Associates LLC (filed as Exhibit 10.25 to Amendment No. 5 to NKT’s S-11)(1)
10.23	Second Amended and Restated Ownership Limit Waiver Agreement (Vornado), dated as of December 6, 2010, between LXP and Vornado Realty, L.P. (together with certain affiliates) (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on December 6, 2010)(1)
10.24	Credit Agreement, dated as of September 1, 2015, among LXP and LCIF, as borrowers, each of the financial institutions initially a signatory thereto together with their assignees pursuant to 12/5 therein, and KeyBank National Association, as agent (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on September 1, 2015)(1)
10.25	First Amendment to Credit Agreement and Agreement Regarding Revolving Line Commitment and Term Loan Increases, dated as of September 29, 2017, among LXP and LCIF, as borrowers, and KeyBank National Association, as agent (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on October 2, 2017)(1)
10.26	Ownership Limitation Waiver Agreement (BlackRock), dated as of November 18, 2010 (filed as of Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on November 24, 2010 (the “11/24/10 8-K”))(1)
10.27	First Amendment to Ownership Limitation Waiver Agreement (BlackRock), dated April 25, 2014 (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on April 29, 2014)(1)
10.28	Ownership Limitation Waiver Agreement (Cohen & Steers), dated as of November 18, 2010 (filed as Exhibit 10.2 to the 11/24/10 8-K)(1)
10.29	First Amendment to Ownership Limitation Waiver Agreement (Cohen & Steers), dated as of April 19, 2011 (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on April 25, 2011)(1)
10.30	Amended and Restated Registration Rights Agreement, dated as of November 3, 2008, between LXP and Vornado Realty, L.P. and Vornado LXP LLC (filed as Exhibit 10.3 to LXP’s Current Report on Form 8-K filed November 6, 2008)(1)

Exhibit No.	Description
12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends and Ratio of Earnings for LXP(3)
12.2	Statement of Computation of Ratio of Earnings to Combined Fixed Charges(3)
23.1	Consent of Deloitte & Touche LLP re: LXP(3)
23.2	Consent of Deloitte & Touche LLP re: LCIF(3)
23.3	Consent of KPMG LLP re: LXP(3)
23.4	Consent of KPMG LLP re: LCIF(3)
24.1	Power of Attorney (included in the signature pages to this registration statement)(3)
25.1	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1 to act as trustee under the Senior Debt Indenture(3)
25.2	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1 to act as trustee under the Subordinated Debt Indenture(2)

(1)
Incorporated by reference.

(2)
To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

(3)
Filed herewith.

(4)
Management contract or compensatory plan or arrangement.

Item 17. Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) will be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 will be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date will be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(e)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(f)
That:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on February 27, 2018.
LEXINGTON REALTY TRUST
By:
/s/ T. Wilson Eglin

T. Wilson Eglin
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lexington Realty Trust, and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ E. Robert Roskind E. Robert Roskind	Chairman	February 27, 2018
/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer, President and Trustee (principal executive officer)	February 27, 2018
/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer (principal financial officer)	February 27, 2018
/s/ Beth Boulerice Beth Boulerice	Executive Vice President and Chief Accounting Officer (principal accounting officer)	February 27, 2018
/s/ Harold First Harold First	Trustee	February 27, 2018
/s/ Richard S. Frary Richard S. Frary	Trustee	February 27, 2018
/s/ Lawrence L. Gray Lawrence L. Gray	Trustee	February 27, 2018
/s/ Jamie Handwerker Jamie Handwerker	Trustee	February 27, 2018

Signature	Title	Date
/s/ Claire A. Koeneman Claire A. Koeneman	Trustee	February 27, 2018
/s/ Howard Roth Howard Roth	Trustee	February 27, 2018

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on February 27, 2018.
LEPERCQ CORPORATE INCOME FUND L.P.
By:
Lex GP-1 Trust, its General Partner

By:
/s/ T. Wilson Eglin

T. Wilson Eglin
President
POWER OF ATTORNEY
Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lex GP-1 Trust, as the general partner of Lepercq Corporate Income Fund L.P., and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ T. Wilson Eglin T. Wilson Eglin	President and Trustee of Lex GP-1 Trust (principal executive officer)	February 27, 2018
/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer and Trustee of Lex GP-1 Trust (principal financial officer and principal accounting officer)	February 27, 2018

EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement(2)
4.1	Articles of Merger and Amended and Restated Declaration of Trust of LXP, dated December 31, 2006 (filed as Exhibit 3.1 to LXP’s Current Report on Form 8-K filed January 8, 2007 (the “01/08/07 8-K”))(1)
4.2	Articles Supplementary Relating to the Reclassification of 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, and 7.55% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share (filed as Exhibit 3.4 to LXP’s Current Report on Form 8-K filed November 21, 2013)(1)
4.3	Amended and Restated By-laws of LXP (filed as Exhibit 3.2 to the 01/08/07 8-K)(1)
4.4	First Amendment to Amended and Restated By-laws of LXP (filed as Exhibit 3.1 to LXP’s Current Report on Form 8-K filed November 20, 2009)(1)
4.5	Second Amendment to the Amended and Restated By-laws of LXP (filed as Exhibit 3.1 to LXP’s Current Report on Form 8-K filed April 3, 2017)(1)
4.6	Sixth Amended and Restated Agreement of Limited Partnership of LCIF, dated as of December 30, 2013 (filed as Exhibit 3.25 to LXP’s Annual Report on Form 10-K filed February 26, 2014)(1)
4.7	Specimen of Common Shares Certificate of LXP (filed as Exhibit 4.1 to LXP’s Annual Report on Form 10-K for the year ended December 31, 2006)(1)
4.8	Form of 6.50% Series C Cumulative Convertible Preferred Stock certificate (filed as Exhibit 4.1 to LXP’s Registration Statement on Form 8A filed December 8, 2004)(1)
4.9	Amended and Restated Trust Agreement, dated March 21, 2007, among LXP, The Bank of New York Trust Company, National Association, The Bank of New York (Delaware), the Administrative Trustees (as named therein) and the several holders of the Preferred Securities from time to time (filed as Exhibit 4.1 to LXP’s Current Report on Form 8-K filed on March 27, 2007 (the “03/27/07 8-K”))(1)
4.10	Junior Subordinated Indenture, dated as of March 21, 2007, between LXP and The Bank of New York Trust Company, National Association (filed as Exhibit 4.2 to the 03/27/07 8-K)(1)
4.11	Indenture (Senior Debt), dated as of June 10, 2013, among LXP, certain subsidiaries of the LXP signatories thereto, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to LXP’s Current Report on Form 8-K filed on June 13, 2013)(1)
4.12	First Supplemental Indenture, dated as of September 30, 2013, among LXP, certain subsidiaries of the LXP signatories thereto, and U.S. Bank National Association, as trustee (filed as Exhibit 4.2 to LXP’s Current Report on Form 8-K filed on October 3, 2013)(1)
4.13	Indenture (Senior Debt), dated as of May 9, 2014, among LXP, LCIF and U.S. Bank, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 13, 2014)(1)
4.14	First Supplemental Indenture, dated as of May 20, 2014 among LXP, LCIF and U.S. Bank, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 20, 2014)(1)
4.15	Form of Subordinated Debt Indenture(3)
4.16	Form of Indenture Security issued under the Senior Debt Indenture(2)
4.17	Form of Indenture Security issued under the Subordinated Debt Indenture(2)
4.18	Form of Deposit Agreement relating to the Depositary Shares (including Form of Depositary Receipt)(2)
4.19	Form of Warrant Agreement(2)
4.20	Form of Warrant Certificate(2)

Exhibit No.	Description
4.21	Form of Unit Agreement(2)
4.22	Form of Unit Certificate(2)
4.23	Form of Subscription Rights Agreement(2)
4.24	Form of Subscription Rights Certificate(2)
4.25	Articles Supplementary Classifying and Designating a Series of Preferred Stock(2)
4.26	Form of Guarantee relating to the Debt Security(2)
5.1	Opinion of Paul Hastings LLP(3)
5.2	Opinion of Venable LLP(3)
8.1	Opinion of Paul Hastings LLP regarding tax matters(3)
10.1	1994 Employee Stock Purchase Plan (filed as Exhibit D to LXP’s Definitive Proxy Statement dated April 12, 1994)(1)(4)
10.2	LXP’s Amended and Restated 2011 Equity-Based Award Plan (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed May 18, 2017)(1)(4)
10.3	Form of Compensation Agreement (Long-Term Compensation) between LXP and each of the following officers: Richard J. Rouse and Patrick Carroll (filed as Exhibit 10.15 to LXP’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005 (the “2004 10-K”))(1)(4)
10.4	Form of Compensation Agreement (Bonus and Long-Term Compensation) between LXP and each of the following officers: E. Robert Roskind and T. Wilson Eglin (filed as Exhibit 10.16 to the 2004 10-K)(1)(4)
10.5	Form of Share Option Award Agreement (filed as Exhibit 10.3 to LXP’s Current Report on Form 8-K/A filed on November 24, 2010)(1)(4)
10.6	Form of 2010 Share Option Award Agreement (filed as Exhibit 10.2 to LXP’s Current Report on Form 8-K/A filed November 24, 2010)(1)(4)
10.7	Form of December 2010 Share Option Award Agreement (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed January 6, 2011)(1)(4)
10.8	Amended and Restated Rabbi Trust Agreement, originally dated January 26, 1999 (filed as Exhibit 10.2 to LXP’s Current Report on Form 8-K filed January 2, 2009)(1)(4)
10.9	Retirement Agreement, dated January 18, 2018, between LXP and Richard J. Rouse (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed January 19, 2018 (the “1/19/18 8-K”))(1)(4)
10.10	Retirement Agreement, dated January 18, 2018, between LXP and E. Robert Roskind (filed as Exhibit 10.2 to the 1/19/18 8-K)(1)(4)
10.11	Lexington Realty Trust Executive Severance Plan with related Severance Policy Agreements with E. Robert Roskind, T. Wilson Eglin, Patrick Carroll, Joseph S. Bonventre and Beth Boulerice (filed as Exhibit 10.3 to the 1/19/18 8-K)(1)(4)
10.12	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and T. Wilson Eglin (filed as Exhibit 10.1 to LXP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed November 7, 2014 (the “09/30/14 10-Q”))(1)(4)
10.13	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and E. Robert Roskind (filed as Exhibit 10.2 to the 09/30/14 10-Q)(1)(4)
10.14	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and Richard J. Rouse (filed as Exhibit 10.3 to the 09/30/14 10-Q)(1)(4)
10.15	Employment Agreement, dated as of September 11, 2014, and effective as of January 15, 2015, between LXP and Patrick Carroll (filed as Exhibit 10.4 to the 09/30/14 10-Q)(1)(4)

Exhibit No.	Description
10.16	Form of Long-Term Retention Nonvested Share Agreement (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on January 11, 2013)(1)(4)
10.17	Form of 2015 Nonvested Share Agreement (Performance and Service) (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed January 9, 2015)(1)(4)
10.18	Form of 2017 Nonvested Share Agreement (Performance and Service) (filed as Exhibit 10.17 to LXP’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 28, 2017)(1)(4)
10.19	Form of Amended and Restated Indemnification Agreement between LXP and certain officers and trustees (filed as Exhibit 10.20 to LXP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008)(1)
10.20	Funding Agreement, dated as of July 23, 2006, by and among LCIF, LCIF II and LXP (filed as Exhibit 99.4 to LXP’s Current Report on Form 8-K filed on July 24, 2006)(1)
10.21	Letter Agreement among LXP (as successor by merger), Apollo Real Estate Investment Fund III, L.P., NKT Advisors LLC, Vornado Realty Trust, VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM-Brynmawr Associates LLC (filed as Exhibit 10.15 to Amendment No. 5 to Newkirk Registration Statement on Form S-11/A filed October 28, 2005 (“Amendment No. 5 to NKT’s S-11”))(1)
10.22	Amendment to the Letter Agreement among LXP (as successor by merger), Apollo Real Estate Investment Fund III, L.P., NKT Advisors LLC, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC, and WEM-Brynmawr Associates LLC (filed as Exhibit 10.25 to Amendment No. 5 to NKT’s S-11)(1)
10.23	Second Amended and Restated Ownership Limit Waiver Agreement (Vornado), dated as of December 6, 2010, between LXP and Vornado Realty, L.P. (together with certain affiliates) (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on December 6, 2010)(1)
10.24	Credit Agreement, dated as of September 1, 2015, among LXP and LCIF, as borrowers, each of the financial institutions initially a signatory thereto together with their assignees pursuant to 12/5 therein, and KeyBank National Association, as agent (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on September 1, 2015)(1)
10.25	First Amendment to Credit Agreement and Agreement Regarding Revolving Line Commitment and Term Loan Increases, dated as of September 29, 2017, among LXP and LCIF, as borrowers, and KeyBank National Association, as agent (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on October 2, 2017)(1)
10.26	Ownership Limitation Waiver Agreement (BlackRock), dated as of November 18, 2010 (filed as of Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on November 24, 2010 (the “11/24/10 8-K”))(1)
10.27	First Amendment to Ownership Limitation Waiver Agreement (BlackRock), dated April 25, 2014 (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on April 29, 2014)(1)
10.28	Ownership Limitation Waiver Agreement (Cohen & Steers), dated as of November 18, 2010 (filed as Exhibit 10.2 to the 11/24/10 8-K)(1)
10.29	First Amendment to Ownership Limitation Waiver Agreement (Cohen & Steers), dated as of April 19, 2011 (filed as Exhibit 10.1 to LXP’s Current Report on Form 8-K filed on April 25, 2011)(1)
10.30	Amended and Restated Registration Rights Agreement, dated as of November 3, 2008, between LXP and Vornado Realty, L.P. and Vornado LXP LLC (filed as Exhibit 10.3 to LXP’s Current Report on Form 8-K filed November 6, 2008)(1)
12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends and Ratio of Earnings for LXP(3)
12.2	Statement of Computation of Ratio of Earnings to Combined Fixed Charges for LCIF(3)
23.1	Consent of Deloitte & Touche LLP re: LXP(3)

Exhibit No.	Description
23.2	Consent of Deloitte & Touche LLP re: LCIF(3)
23.3	Consent of KPMG LLP re: LXP(3)
23.4	Consent of KPMG LLP re: LCIF(3)
24.1	Power of Attorney (included in the signature pages to this registration statement)(3)
25.1	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1 to act as trustee under the Senior Debt Indenture(3)
25.2	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1 to act as trustee under the Subordinated Debt Indenture(2)

(1)
Incorporated by reference.

(2)
To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

(3)
Filed herewith.

(4)
Management contract or compensatory plan or arrangement.